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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form S-4) and related Prospectus of Access Health, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated October 27, 1997, with respect to the consolidated financial statements and schedule of Access Health, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1997, and with respect to the consolidated financial statements of Access Health, Inc. included in the Registration Statement (Form S-4 No. 333-56253) of Access Health, Inc., filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Sacramento, California
June 30, 1998